As filed with the Securities and Exchange Commission on July 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PIER 1 IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1729843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Pier 1 Place Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

Pier 1 Imports, Inc. 2015 Stock Incentive Plan

(Full title of the plan)

Michael A. Carter

Executive Vice President, Compliance and

General Counsel, Secretary

Pier 1 Imports, Inc.

100 Pier 1 Place

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 252-8000

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	5,149,417	$4.71	$24,253,754	$2,811

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan.
(2)	Pursuant to Rule 457(c) and 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and the low prices of Pier 1 Imports, Inc.’s common stock on July 17, 2017, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 5,149,417 shares of common stock, $0.001 par value per share, of Pier 1 Imports, Inc. (the “Company”) to be issued pursuant to the Pier 1 Imports, Inc. 2015 Stock Incentive Plan (the “2015 Plan”). The Company’s shareholders approved an increase of 4,000,000 shares of common stock issuable under the 2015 Plan at its 2017 annual meeting of shareholders held on June 22, 2017. In addition, 1,149,417 shares are being registered hereby because such shares again became issuable pursuant to the 2015 Plan upon the forfeiture of restricted stock awards in accordance with the 2015 Plan.

In accordance with Instruction E to the General Instructions to Form S-8, the contents of the Company’s Registration Statement on Form S-8 (No. 333-205652) previously filed with the Securities and Exchange Commission relating to the Plan are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 21, 2017.

PIER 1 IMPORTS, INC.

By:	/s/ Michael A. Carter
Michael A. Carter Executive Vice President, Compliance and General Counsel, Secretary

POWER OF ATTORNEY

Each person whose signature appears below appoints Alasdair B. James and Michael A. Carter, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of the Company, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents or instruments necessary or appropriate to enable the Company to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 2017.

SIGNATURE	TITLE

/s/ Terry E. London Terry E. London	Director, Executive Chairman

/s/ Alasdair B. James Alasdair B. James	Director, President and Chief Executive Officer

/s/ Jeffrey N. Boyer Jeffrey N. Boyer	Executive Vice President and Chief Financial Officer

/s/ Darla D. Ramirez Darla D. Ramirez	Principal Accounting Officer

/s/ Claire H. Babrowski Claire H. Babrowski	Director

/s/ Cheryl A. Bachelder Cheryl A. Bachelder	Director

/s/ Hamish A. Dodds Hamish A. Dodds	Director

/s/ Brendan L. Hoffman Brendan L. Hoffman	Director

/s/ Cynthia P. McCague Cynthia P. McCague	Director

/s/ Michael A. Peel Michael A. Peel	Director

/s/ Ann M. Sardini Ann M. Sardini	Director

EXHIBIT INDEX

Exhibit Number		Document Description

5.1*	—	Opinion of Alston & Bird LLP as to the legality of securities.

10.1	—	First Amendment to Pier 1 Imports, Inc. 2015 Stock Incentive Plan (Omnibus Plan), dated June 22, 2017, incorporated herein by reference to Exhibit 10.13 to the Company’s Form 10-Q for the quarter ended May 27, 2017 (File No. 001-07832).

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Alston & Bird LLP (contained in Exhibit 5.1).

24.1*	—	Powers of Attorney (included on the signature page hereto).

*	Filed herewith.